Exhibit 99.3
News Release

FOR IMMEDIATE RELEASE
JANUARY 24, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
LOUIS A. SIMPSON TO JOIN BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA, JANUARY 24, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its board of directors has extended an invitation to Louis A. Simpson to join the Chesapeake Board of Directors.  Mr. Simpson has accepted Chesapeake’s invitation and will fill the vacancy created by the retirement of Mr. Frederick B. Whittemore, the final nonexecutive member of Chesapeake’s 1992 founding board of directors, at the annual meeting of shareholders scheduled for June 10, 2011 in Oklahoma City, Oklahoma.

Mr. Simpson, 74, has enjoyed a long and distinguished business career.  Currently, Mr. Simpson is the Chairman of SQ Advisors, LLC in Naples, Florida.  Mr. Simpson served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation (a subsidiary of Berkshire Hathaway Corporation) from May 1993 until his retirement on December 31, 2010. From 1985 to 1993, he served as Vice Chairman of the board of GEICO.  Mr. Simpson joined GEICO in September 1979 as Senior Vice President and Chief Investment Officer.  Prior to joining GEICO, Mr. Simpson was President and Chief Executive Officer of Western Asset Management, a subsidiary of the Los Angeles, California-based Western Bancorporation.  Previously, he was a partner at Stein Roe and Farnham, a Chicago, Illinois investment firm, and an instructor of economics at Princeton University.

Mr. Simpson is a Director of Science Applications International Corporation (NYSE:SAIC), VeriSign Corporation (NASDAQ:VRSN), and Princeton University Investment Company.  He is a trustee emeritus of the Urban Institute based in Washington, D.C., a life trustee of the Museum of Science and Industry based in Chicago, Illinois, a life trustee of Northwestern University in Evanston, Illinois, and a director of the Economic Club of Chicago, Illinois.
Mr. Simpson has served as a Director of a number of public companies including AT&T, Comcast, HNC Software, MediaOne, Potomac Electric Power, ResMed, Salomon Inc., Thompson BPE, Magma Power, U.S. West and Western Asset Funds.  The Outstanding Directors Exchange named him an Outstanding Director in 2006.  Mr. Simpson obtained his bachelor’s degree from Ohio Wesleyan University and his master’s degree in economics from Princeton University.

Aubrey K.  McClendon said of Mr. Simpson’s intention to join Chesapeake’s Board of Directors, “In recent conversations with our largest shareholder, Southeastern Asset Management of Memphis, Tennessee, Lou’s name surfaced as a potential addition to our Board upon Fred Whittemore’s retirement this coming June.  I had met Lou previously and now our Board has met him as well and we are extremely honored to have Lou accept the invitation to join Chesapeake’s board.  I believe his long and distinguished experience as one of our nation’s most accomplished investors will be of substantial benefit to Chesapeake, our board and our shareholders.  Lou not only offers a unique blend of professional experiences, accomplishments and skills that will help Chesapeake to continue building very significant intrinsic value per share, but also he and his family are already significant shareholders.”

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Aubrey K. McClendon, the company’s Co-Founder, Chairman and Chief Executive Officer, is the only member of management on the board.  Other board members are: Richard K. Davidson of Bonita Springs, Florida; Kathleen M Eisbrenner of Houston, Texas; Frank Keating of Washington, D.C.; V. Burns Hargis of Stillwater, Oklahoma; Charles T. Maxwell of Bronxville, New York; Pete Miller of Houston Texas; Don Nickles of Washington, D.C.; and Frederick B. Whittemore of New York, N.Y., all of whom are independent under the rules of the New York Stock Exchange.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Tonkawa, Cleveland, Mississippian, Wolfcamp, Bone Spring, Avalon and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.